Exhibit 10.1

AMENDMENT TO 1998 STOCK INCENTIVE PLAN OF

SIMON PROPERTY GROUP, L.P.

This Amendment (the “Amendment”) to the 1998 Stock Incentive Plan of Simon Property Group, L.P. is made and entered into as of the 6th day of July, 2011.

WHEREAS, Simon Property Group, L.P. (the “Operating Partnership”), by and through its general partner, Simon Property Group, Inc. (the “Company”), has adopted the 1998 Stock Incentive Plan of Simon Property Group, L.P. (the “Plan”), which was most recently amended and restated on May 8, 2008;

WHEREAS, Section 3.3 of the Plan permits the Committee administering the Plan to make Awards in the form of performance units;

WHEREAS, the Board of Directors of the Company (the “Board”), as the general partner of the Partnership, has determined that it is in the Operating Partnership’s best interest to amend Section 3.3(b) of the Plan to specify that awards of Performance Units may be made or on such terms and conditions established by the Committee:  which need not include attainment of Performance Goals; and

WHEREAS, the Compensation Committee of the Board has been designated as the Committee under the Plan with all of the power and authority described thereunder.

NOW THEREFORE, BE IT:

RESOLVED, that Section 3.3(b) of the Plan is hereby amended to read as follows (the strikeovers represent deleted words, underlining represents additional words):

“(b)         Performance Units.  Each performance unit under the Plan shall relate to a specified maximum number of shares of Common Stock or Partnership equity interests and shall be exchangeable, in whole or in part, for shares, Partnership equity interests exchangeable for shares of Common Stock, or cash (or such other form of consideration equivalent in value thereto as may be determined by the Committee in its sole discretion) in up to an amount equal to the fair market value of an equal number of unrestricted shares, at the end of a specified period of time or Performance Cycle on such terms as may be established by the Committee.  The number of such shares or Partnership equity interests which may be deliverable pursuant to such performance unit shall be based upon the degree of attainment of Performance Goals over a Performance Cycle or the satisfaction of continuous service vesting requirements on such terms as may be established by the Committee.  The Committee may provide for full or partial credit, prior to full vesting of such performance unit, in the event of the participant’s death, disability, or such other circumstances, to the extent permitted by Code section 162(m), if applicable, as the Committee may determine in its sole discretion to be fair and equitable to the participant or in the interest of the Partnership and its Affiliates.”

This Amendment shall be binding upon and inure to the benefit of the Company, the Operating Partnership and participants in the Plan, and their respective successors, representatives and assigns.

Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Plan.  Further, except as expressly modified herein, all the terms, provisions and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

Simon Property Group, L.P., a Delaware limited partnership

By:	Simon Property Group, Inc., a Delaware corporation,
Its general partner

	By:	/s/ Stephen E. Sterrett
Stephen E. Sterrett
Executive Vice President and Chief Financial Officer